Presentation to The Special Committee

of The Board of Directors

and The Board of Directors

Project Rooster

August 1, 2001

Table of Contents

I.	Transaction Overview

II.	BNYCMI Due Diligence

III.	General Observations Regarding Lincoln

IV.	Summary of Issues Regarding Fairness

V.	Lincoln Common Stock Public Market Valuation

VI.	Valuation of Lincoln Snacks

VII.	Comparative M&A Transaction Approach

VIII.	Comparative Company Approach

IX.	Discounted Cash Flow Approach

X.	Valuation Conclusion

XI.	Minority Interest Transactions

XII.	Conclusion

Exhibit

A.	Lincoln Snacks Estimated Monthly Financial Statements for the Year Ending June 30, 2001 and Monthly Budgets for the Year Ending June 30, 2002, dated July 13, 2001.

B.	BNYCMI Calculation of Excess Cash

C.	Capital Asset Pricing Model (“CAPM”)

1

Preface

This report has been prepared by BNY Capital Markets, Inc. ("BNYCMI") in connection with BNYCMI's opinion to be rendered to the Special Committee of the Board of Directors of Lincoln Snacks Company ("Lincoln" or the "Company") as to the fairness from a financial point of view to the Public Shareholders, as hereinafter defined, of the consideration to be paid to the Public Shareholders upon the merger of Lincoln Snacks Acquisition Corporation into the Company (the "Proposed Transaction"). For the purpose of this engagement, Public Shareholders shall mean all holders of the common stock other than Brynwood Partners III L.P. ("Brynwood") and its respective affiliates and management and directors of the Company. The material in this report and all analyses contained herein are confidential and are for the use of the Special Committee in its consideration of this transaction and may not be used for any other purpose, except as may be required under applicable law and regulations.

In the course of our activities as a financial advisor, BNYCMI received and reviewed business and financial information on the Company developed by Lincoln and held discussions with senior management of the Company and a member of the Special Committee regarding this information. In connection with the analyses contained herein, we have not independently verified the accuracy of any such information and have relied on all such information as being complete and accurate in all material respects. In addition, we have not obtained any independent appraisal of Lincoln's properties or assets.

BNYCMI has employed several analytical methodologies herein and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and limitations, and the nature of the available information may further affect the value of particular techniques. Our conclusion is based on all the analyses and factors presented herein taken as a whole and also on application of our experience. A conclusion such as this often involves significant elements of judgment and qualitative as well as quantitative analysis. Hence, we express no opinion as to the probative force, standing alone, of any one or more parts of the material that follows. Our only opinion is the formal written opinion that we have expressed or will express as to the fairness to the Public Shareholders of the Company from a financial point of view of the Proposed Transaction. The opinion, the analyses contained herein and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this presentation, and on information available to us as of the date hereof.

2

Transaction Overview

>>	The Board of Directors has received a recommendation from Brynwood, the controlling shareholder of the Company, that the Company effect the Proposed Transaction.

>>	Upon consummation of the Proposed Transaction, each share of the Company's common stock would be converted into the right to receive $3.50 in cash. At June 30, 2001, a total of 8,572,565 shares were outstanding, of which Brynwood held 7,695,479 shares and Public Shareholders held 877,086 shares. The total fully-diluted shares outstanding based on the Treasury Method at June 30, 2001, were 9,062,742[1].

>>	The Company created a Special Committee to review the Proposed Transaction and report to the Company's Board of Directors.

[1]	Based on treasury accounting method, the fully diluted shares outstanding include 8,572,565 primary shares outstanding post-conversion of $3.1 million of the Brynwood Note and 491,177 dilutive shares which are the in-the-money equivalent of the 1,069,500 options outstanding (per option schedule provided by Lincoln Management).

3

BNYCMI Due Diligence

The Special Committee engaged BNYCMI as its financial advisor pursuant to an engagement letter dated July 3, 2001.

The Company currently maintains a $4.0 million three-year senior revolving credit facility (the "Facility") with The Bank of New York that was entered into in April 2000. At March 31, 2001, there were no amounts outstanding under the Facility.

The Bank of New York is also a $5.0 million investor in Brynwood Partners IV L.P., which is affiliated with Brynwood but has no ownership in the Company.

During the course of this engagement, BNYCMI has spoken with certain of the Company’s officers and directors as well as to representatives of legal counsel to the Company, the Special Committee and Brynwood. Such contacts have included:

Lincoln Snacks Company Hendrik J. Hartong III Joanne W. Prier	Chairman, Chief Executive Officer and President Chief Financial Officer

Members of The Special Committee C. Alan MacDonald Robert Zwartendijk	Director Director

Cummings & Lockwood John A. Flaherty Paul G. Hughes	Partner Partner

Brynwood Partners III L.P. Ian MacTaggart	Associate at Brynwood Partners III L.P. and General Partner at Brynwood Partners IV L.P.

4

BNYCMI Due Diligence (continued)

Documents Reviewed and Discussed

>>	Relevant Transaction Agreements and draft public filings of the Company, including:
•	Draft of Notice of Annual Meeting and Proxy Statement.
•	Draft of the Agreement and Plan of Merger.
•	Draft of a Notice to Stock Option Holders and Stock Option Surrender Form
>>	Public Filings of the Company
•	Annual Report on Form 10-K for the years ended June 30, 1998, 1999, 2000.
•	Quarterly Report on Form 10-Q for the quarters ended September 30 and December 31, 2000 and March 31, 2001.
•	Proxy Statement filed with the SEC on October 26, 2000.

•	Amended General Statement of Beneficial Ownership on Form SC13D/A filed by Brynwood on July 6, 2001.

>>	Company Data
•	The Company's monthly historical financials and latest estimate dated July 13, 2001 for the fiscal year ended June 30, 2001, and monthly budgets for the fiscal year ending June 30, 2002.
•	Internal Company financial data relating to the above historical statements and budgets, including sales forecasts by product line, historical sales by customer, breakdown of Cost of Sales, calculation of outstanding shares of common stock and outstanding director and employee options and general marketing plans.
•	November 1998 memorandum from Cummings & Lockwood regarding Section 203 of the Delaware General Corporation Law.
>>	Publicly-Available Information Databases
•	Bloomberg for Company common stock trading history.
•	SDC Platinum and OneSource Information Services for identifying comparative companies and comparative transactions and general minority interest transactions.

>>	Public filings and other publicly-available data for companies used for comparative purposes

5

General Observations Regarding Lincoln

>>	The Company was incorporated in Delaware in 1992, and had an initial public offering of its stock in 1994. Predecessor organizations of the Company have been selling branded snacks for over 40 years.

>>	In June 1998, Brynwood Partners III L.P. purchased a controlling interest in the Company from Noel Group, Inc.

>>	Shares of the Company's common stock currently trade on the Over the Counter Bulletin Board. The average daily trading volume over the last 20 trading days was 620 shares per day.

>>	The Company manufactures and markets in the U.S. and Canada several popcorn based snack foods The Company's nationally-recognized brands include:

Poppycock® (64% of sales in FY 2001E)[1]

Poppycock is a premium priced mixture of nuts and popcorn in a deluxe buttery glaze.

Fiddle Faddle® (23% of sales in FY 2001E)[1]

Fiddle Faddle is a more moderately priced brand of popcorn and peanut clusters with a candied glaze; a fat free version of Fiddle Faddle consists of popcorn with a caramel glaze.

Screaming Yellow Zonkers® (1% of sales in FY 2001E)[1]

Screaming Yellow Zonkers is produced by coating popcorn clusters with a sweet buttery glaze.

>>	The Company also produces a variety of caramel popcorn products for the private label market, which accounted for approximately 12% of sales in FY 2001E.[1]

1   Lincoln Board of Directors materials dated June 26, 2001. Percentages are for fiscal year to date through May 2001

6

General Observations Regarding Lincoln

>>	The Company operates in the $125 million[1] caramelized popcorn segment within the $20.7 billion snack food industry[2].

>>	The caramelized popcorn segment grew considerably in recent years, but experienced a sharp decline last year, as many manufacturers experienced decreases in sales volume[1].

>>	The Company currently accounts for approximately 13.8% of the caramelized popcorn market. The company's direct competitors, Con Agra (ACT II, Crunch n' Munch) and Pepsico's subsidiary Frito Lay (Cracker Jack) account for 32.0% and 29.7% of the market,[1] respectively.

>>	Though the caramelized popcorn segment has contracted in the last 12 months, the Company's sales and EBITDA have increased for several reasons:

•	Strong sales growth of super-premium, higher margin Poppycock product.

•	Increase in mass channel sales with the introduction of Sam's Club account.

•	Increase in private label sales, particularly the Wal-Mart private label account to which the Company only recently gained access.

—	Wal-Mart accounts for approximately 33% of sales (38% of Wal-Mart sales are private label and 62% are branded product).

1  Source:  AC Nielsen Scantrack for the 52 weeks ended 4/28/01. Sales volume represents retail terminals only.

2  Source:  2001 State of the Industry: Snack Food Association. Sales volume represents retail terminals only.

7

General Observations Regarding Lincoln

Recent Events

>>	In October 2000, Joanne Prier was appointed Chief Financial Officer.

>>	In February 2001, the Company reported that second quarter fiscal 2001 sales were $12.2 million compared to $9.0 million or an increase of 36% versus the same period last year. The increase was attributable to higher branded sales due to increased product distribution.

>>	In May 2001, the Company reported that third quarter fiscal 2001 sales were $8.6 million compared to $6.6 million or an increase of 30% versus the same period last year. The increase was attributable to higher branded sales resulting from stronger consumer demand and increased product distribution.

>>	In June 2000, the Company received an indication of interest from an interested party to purchase the Company. The indication of interest valued the Company at $20 million plus the excess cash which implies a price per share of $2.291 assuming $4.0 million of "Excess Cash"[2].

>>	On July 6, 2001, the Company reported the conversion of $3.1 million of the $5.0 million 6% Convertible Subordinated Debenture held by Brynwood ("Brynwood Note") into common shares at a conversion price of $1.37 per share, and the redemption of the remaining $2.0 million[3]. The result was an increase in shares outstanding of 2,240,775 to 8,572,565 effective June 25, 2001. Brynwood currently holds 7,695,479 or 89.8% of these shares.

[1]	$2.29 per share is based on the fully diluted shares outstanding of 10,472,602 assuming full conversion of the $5.0 million Brynwood Note into common shares. The per share value of the interested party offer following the actual conversion of the Brynwood Note is $2.65 based on fully diluted shares outstanding of 9,063,742.
[2]	See Exhibit B for excess cash calculation
[3]	The total proceeds from the conversion and redemption of the Brynwood Note are in excess of $5.0 million due to accrued interest.

8

General Observations Regarding Lincoln

History of Brynwood Investment

>>	In June 1998, Brynwood purchased a controlling interest of 56.4 % of the Company from Noel Group, Inc.

>>	Brynwood acquired an additional 18% interest in the Company from Steel Partners II, L.P. in July 1998, and has steadily increased its ownership since that time through open market purchases.

>>	Pursuant to Delaware corporate law, Brynwood waited three years since its initial purchase of the Company to recommend the Proposed Transaction.

>>	Upon consummation of the Proposed Transaction, each outstanding share of the Company’s common stock not owned by Brynwood would be converted into the right to receive $3.50 in cash.

•	Without regard to Excess Cash[1], this offer represents a Total Enterprise Value[2] ("TEV") / LTM EBITDA multiple of 7.8x.

•	Adjusting for Excess Cash of $4.0 million[1], this represents a (TEV + Excess Cash) / LTM EBITDA multiple of 9.1x.

[1]	Based on June 30, 2001 balance sheet dated July 13, 2001 provided by Lincoln Management. Excess Cash of $4.0 million is based on any remaining cash balance after deducting the largest swing in working capital from the highest cash balance of the fiscal year (See Appendix B).
[2]	Total Enterprise Value is equal to current share price multiplied by fully diluted shares outstanding (fully diluted shares outstanding calculation is based on the treasury method of accounting) plus debt, preferred securities and minority interests, less cash and marketable securities.

9

General Observations Regarding Lincoln

>>	Total revenues increased 13.5% from 1997 to 2001E on a compound annual growth basis; revenue growth is projected to be 8.8% in 2002.

Revenue Growth:   -3%             5%                  12%              10%               29%             9%

*  Based on 2001 estimated financials and 2002 budget dated July 13, 2001 provided by Lincoln management.

10

General Observations Regarding Lincoln

>>	Lincoln experienced a decline in EBITDA from FY 1997 to FY 1999, but reversed the trend in FY 2000, and forecasts EBITDA of $3.0 million in FY 2001 and $3.1 million in FY 2002.

*  Based on 2001 estimated financials and 2002 budget dated July 13, 2001 provided by Lincoln management.

11

Summary of Issues Regarding Fairness

>>	To assess the fairness of the Proposed Transaction from a financial point of view, BNYCMI considered, among other factors:

A.	The current, historical and projected financial performance of the Company based on a review of the Company's publicly available financial information and, in conjunction with our discussions with Company officers, certain non-public information, including monthly financials for the year ended June 30, 2001 which included actual results through May 31, 2001 and monthly budgets for the year ending June 30, 2002.

B.	The public market for the Company’s common stock.

C.	Several valuation approaches:

—	Comparative M&A transaction analysis

—	Comparative company analysis

—	Discounted cash flow analysis

D.	Precedent transactions in which the controlling shareholder acquired the remaining minority stake(s) to obtain 100% ownership.

12

Lincoln Common Stock Public Market Valuation

Lincoln Common Stock Trading Statistics

Total Enterprise Valuation without regard to Excess Cash	Total Enterprise Valuation Adjusting for Excess Cash

13

Lincoln Common Stock Public Market Valuation

Lincoln Common Stock Trading History

[1]	The common stock of the Company does not trade daily. Average Volume is for days that shares actually traded.

14

Valuation of Lincoln

>>	In valuing Lincoln, BNYCMI considered three valuation approaches – comparative merger and acquisition ("M&A") transactions, comparative public company, discounted cash flow - and concluded:

•	The comparative M&A transactions method is of limited utility because there are few directly comparative M&A transactions;

•	The discounted cash flow method is useful, but only includes one year of Company budgets; and

•	The comparative public company methodology is the most relevant to a valuation of the Company.

15

Valuation of Lincoln

>>	In considering the valuation of Lincoln with respect to the comparative M&A transactions and comparative public company analyses, we considered the following attributes of Lincoln when compared to its industry that would result in a premium to or discount from the value of Lincoln relative to its peers:

Reasons for Premium Value:

•	Strong revenue and EBITDA growth

•	Growth in Poppycock brand

Reasons for Discount Value:

•	Reliance on large customers (Wal-Mart is approximately 33% of sales of which 38% are private label and 62% are branded)

•	Limited growth opportunities for the popcorn segment of the snack food industry[1]

•	Small float and very limited trading volume; Lincoln is delisted while all comparative companies are either AMEX or NASDAQ listed

•	Lincoln is significantly smaller than several of the comparative public companies; The companies principal competitors, Pepsico's subsidiary Frito Lay (Cracker Jack) and Con Agra (Act II, Crunch n' Munch) are considerably larger.

[1]	Based on 2001 State of the Industry: Snack Food Association. The ready-to-eat popcorn segment contracted 0.5% from 2000 to 2001 while the snack food industry grew 6.4% during the same period of time.

16

Comparative M&A Transaction Approach

Selection Criteria

>>	We searched the SDC Platinum as well as multiple public company sources for M&A transactions involving U.S. targets announced since 1/1/95, with target primary SIC codes of 2052 (Cookies and crackers), 2064 (Candy & other confectionary products), 2066 (Chocolate and cocoa products), 2068 (Salted and roasted nuts and seeds) and 2096 (Potato chips and similar snacks) for which data was publicly available.

>>	Transactions with the following characteristics were eliminated:

•	Target sales greater than $500 million;

•	Significant differences in acquisition target distribution channels (e.g. own and operate retail stores);

•	Significant differences in acquisition target product focus; and

•	Enterprise valuation unavailable for acquisition target.

>>	As a result, the list was narrowed to three transactions in which the targets' business most closely resembled that of Lincoln. The targets in these transactions were Delicious Brands, Inc., Lincoln (Brynwood's initial purchase of Lincoln shares) and Wortz Company.

17

Comparative M&A Transaction Approach

Target Company Descriptions ($ in millions)

Source: Business descriptions from SEC filings and Hoover's Business Database.

18

Comparative M&A Transaction Approach

Comparative Transaction Analysis ($ in millions, except per share data)

19

Comparative M&A Transaction Approach

Implied Value of Lincoln Based on Comparative Data

>>	The selected comparative M&A transactions were of limited utility for the following reasons:

•	Delicious Brands was a distressed property with operating losses totaling $6.5 million for the four quarters prior to the transaction

•	Lincoln's results and growth prospects at the time of the transaction are not similar to those of the Company at this point in time. Specifically, in 1998 sales growth was flat and EBITDA was declining.

•	The acquisition of The Wortz Company was completed over four years ago.

>>	For the above reasons BNYCMI did not use the comparative M&A transaction approach to value the Company

20

Comparative Company Approach

Methodology

>>	We searched the OneSource database as well as multiple public company sources for publicly-traded U.S. companies, with primary SIC codes of 2052 (Cookies and crackers), 2064 (Candy & other confectionary products), 2066 (Chocolate and cocoa products), 2068 (Salted and roasted nuts and seeds) and 2096 (Potato chips and similar snacks).

>>	Companies for the comparative company approach were eliminated for the following reasons:

•	Enterprise valuation of over $500 million

•	Significant differences in distribution channels (e.g. own and operate retail stores); and

•	Specialty and health related products

>>	We then reviewed the SEC documents and equity research reports for comparative company financial information and projected financial information.

>>	The resultant six companies were selected based on their similarity to the business of Lincoln.

>>	Total Enterprise Value[1] multiples were computed based on LTM Revenue, EBIT and EBITDA and the Market Equity Value[2] multiple was calculated based on the LTM Net Income and next fiscal year net income.

1	Total Enterprise Value is equal to current share price multiplied by fully diluted shares outstanding (fully diluted shares outstanding calculation is based on the treasury method of accounting) plus debt, preferred securities and minority interests, less cash and marketable securities.
2	Market Equity Value is equal to current share price multiplied by fully diluted shares outstanding (fully diluted shares outstanding calculation is based on the treasury method of accounting).

21

Comparative Company Approach

Comparative Company Descriptions ($ in millions)

Source:  Business descriptions from SEC filings, OneSource Information Services and various equity research reports

22

Comparative Company Approach

Comparative Company Descriptions ($ in millions)

Source:  Business descriptions from SEC filings, OneSource Information Services and various equity research reports.

23

Comparative Company Approach

Comparative Company Financial Analysis ($ in millions, except per share data)

24

Comparative Company Approach

Comparative Company Valuations ($ in millions)

| Company Name | Ticker | Share Price: Current 7/27/01 | Share Price: 52-week High | Share Price: 52-week Low | Market Cap. | Net Debt | Ent. Val. (TEV)[1] | TEV / LTM: Sales | TEV / LTM: EBIT | TEV / LTM: EBITDA | Price / Earnings: LTM | Price / Earnings: 6/30/02 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Lance, Inc. | LNCE | $13.02 | $14.40 | $8.56 | $377.4 | $62.7 | $440.1 | 0.8 x | 11.9 x | 6.7 x | 18.3 x | 13.9 x |
| J&J Snack Foods Corp. | JJSF | 23.31 | 24.10 | 12.50 | 211.5 | 38.9 | 250.3 | 0.7 | 14.9 | 7.3 | 23.5 | NA |
| John B. Sanfilippo & Son, Inc. | JBSS | 5.25 | 5.75 | 3.00 | 48.2 | 104.6 | 152.8 | 0.4 | 7.3 | 5.2 | 6.3 | 5.7 |
| Poore Brothers, Inc. | SNAK | 3.40 | 3.99 | 1.91 | 60.0 | 12.0 | 72.0 | 1.6 | 14.8 | 10.8 | 17.1 | NA |
| Golden Enterprises, Inc. | GLDC | 4.14 | 4.75 | 3.00 | 49.4 | 3.9 | 53.3 | 0.5 | 10.4 | 6.9 | 15.4 | NA |
| Sherwood Brands, Inc. | SHD | 4.55 | 4.96 | 1.50 | 16.9 | 3.2 | 20.1 | 0.3 | 5.4 | 5.0 | 8.5 | NA |
| | | | | | | Mean | | 0.7 x | 10.8 x | 7.0 x | 14.9 x | 9.8 x |
| | | | | | | Median | | **0.5** | **10.4** | **6.8** | **16.3** | **9.8** |
| Lincoln Snacks Co. (Reported) | SNAX | $3.00 | $3.10 | $1.50 | $27.2 | ($8.1) | $19.0 | 0.5 x | 8.8 x | 6.3 x | 13.0 x | 16.0 x |
| Lincoln Snacks Co. (Adjusted Net Income)[4] | | | | | | | | | | | 21.0 | 21.1 |
| Proposed Transaction (without regard to Excess Cash) | | 3.50 | | | 31.7 | (8.1) | 23.6 | 0.6 | 10.9 | 7.8 | 15.2 | 18.6 |
| **Lincoln Implied TEV**[2] | | | | | | | | $17.5 | $22.5 | $20.6 | -- | -- |
| **Lincoln Net Debt** | | | | | | | | (8.1) | (8.1) | (8.1) | -- | -- |
| **Lincoln Implied Total Equity Value** | | | | | | | | $9.4 | $14.3 | $12.5 | $21.1 [4] | $12.6 [4] |
| **Lincoln Implied Equity Value per Share**[2] | | | | | | | | $1.03 | $1.58 | $1.37 | $2.33 | $1.39 |
| **Lincoln Excess Cash per Share**[3] | | | | | | | | $0.44 | $0.44 | $0.44 | $0.44 | $0.44 |
| **Total Implied Value per Share (Adjusted for Excess Cash)** | | | | | | | | $1.47 | $2.02 | $1.82 | $2.77 | $1.83 |

(1) All share amounts and Market information are based on full diluted shares outstanding.

(2) Based on median multiples and 9,063,742 fully diluted shares outstanding as of June 30, 2001.

(3) Based on Excess Cash of $4.0 million and 9,063,742 fully diluted shares outstanding as of June 30, 2001.

(4) Net Income is adjusted to eliminate effects of interest and NOLs. EBIT of $2.2 million (LTM) and $2.1 (LTM 6/02) and are tax affected at an assumed tax rate of 40%.

25

Comparative Company Approach

Implied Value of Lincoln Based on Comparative Data

>>	We computed an implied value of Lincoln by utilizing the public equity multiples of selected comparative companies.

>>	We multiplied Lincoln's fiscal 2001E revenues, EBITDA, Net Income and fiscal 2002E Net Income by the median multiples of LTM revenues, EBITDA, Net Income and fiscal 2002E Net Income, respectively, obtained from the peer group in the Comparative Company Analysis.

>>	Based on analysis of Lincoln’s working capital requirements for fiscal year 2002, BNYCMI determined $4.0 million of the Company's $8.1 million in cash as of June 30, 2001 to be Excess Cash based on discussions with Management and an analysis of changes in working capital and cash balances on a monthly basis for the fiscal years 2001 and 2002 (See Exhibit B). Accordingly, the Excess Cash was added to the Company's implied equity value.

>>	These steps resulted in an implied total value per share adjusted for Excess Cash range of $1.47 to $2.77 based on the median Total Enterprise Value/LTM Revenue multiple of 0.5x and median LTM Price/Earnings multiple of 16.3x.

>>	BNYCMI relied most heavily on the TEV/LTM EBITDA and LTM Price/Earnings multiples because they are based on historical profitability. We calculated per share values of Lincoln common stock of $1.82 based on the median TEV/LTM EBITDA multiple of 6.8x and $2.77 based on the median LTM Price/Earnings multiple of 16.3x.

>>	BNYCMI used $1.82 and $2.77 as endpoints of a range in order to weigh these values evenly.

26

Discounted Cash Flow Approach

Methodology

>>	Despite the fact that the Company does not prepare budgets further than one year forward, BNYCMI employed a discounted cash flow approach as a reference to the valuation obtained from the comparative company approach.

>>	BNYCMI incorporated Management's budget for 2002 and developed base, downside and upside financial projections for the fiscal years 2003-2006 based on discussions with Management, review of the historical financial performance and projected budget for 2002 and third party information sources.

>>	We performed a discounted cash flow valuation of the Company based on an analysis that:
•	Discounts the cumulative stream of free cash flows to the start of the current fiscal year;
•	Assumed a terminal value based on a multiple of 2006 EBITDA.

>>	A range of weighted average costs of capital of 15% to 25% was used to discount the Company's free cash flows. To arrive at this range, BNYCMI utilized the Capital Asset Pricing Model ("CAPM").

•	Based on an average unlevered Beta for the comparative companies of 0.1, CAPM generated a cost of equity equal to 5.4%. BNYCMI determined that 5.4% was too low given the risk profile of the Company.

•	Based on an assumed unlevered Beta of 1.0, CAPM generated a cost of equity of 15%. BNYCMI determined that 15% was the low end of the range given the relatively small size of the Company and business risks outlined by Management.

>>	A terminal value multiple range of 5.0x to 7.5x was applied to 2006 EBITDA.

27

Discounted Cash Flow Approach

Key Assumptions for 2003-2006

>>	Sales

•	Base Case: 9% growth based on Lincoln’s budgeted growth for 2002.

•	Upside Case: 15% growth based on 10% increase to average historical growth.

•	Downside Case: 0% growth.

>>	Gross Margins

•	Base Case and Upside Case: No change.

•	Downside Case: Based on 15% increase in the cost of key raw materials, reflecting extreme volatility in prices of these inputs. Gross Margin drops to 41% from 43%.

>>	Selling, General & Administrative ("SG&A")

•	Fixed portion of SG&A increases at 3% per year to reflect inflation.

—	Fixed portion line items include Fixed Warehouse, Fixed Marketing, Selling and G&A which are $4.8 million of the $15.9 million total SG&A in 2002E.

•	Variable portion of SG&A is a percentage of Sales based on 2002E levels.

>>	Capital Expenditures

•	Base Case and Upside Case: $500,000 per year.

•	Downside Case: $300,000 per year.

28

Discounted Cash Flow Approach

Key Assumptions

>>	Depreciation and Amortization

•	Depreciation assumes that the $3.7 million net PP&E balance as of June 30, 20021 is depreciated over a five year period.

—	Base Case and Upside Case: Annual depreciation is almost the same as budgeted in 2002.

—	Downside Case: Depreciation from the Base Case and Upside case is reduced by $100,000 to reflect the lower levels of capital expenditures throughout the forecast.

•	Amortization of intangibles is held at the 2002E level of $0.2 million per year.

>>	Tax rate of 40%; utilized $664,000 in NOLs in 2002 and $539,000 of NOLs in 2003.

[1]	Estimate dated July 13, 2001 provided by Management

29

Discounted Cash Flow Approach

Key Assumptions for 2003-2006

| $ in Thousands | Estimate 2001[1] | Budget 2002[1] | BNYCMI Forecast Fiscal Year Ended June 30, 2003 | 2004 | 2005 | 2006 |
|---|---|---|---|---|---|---|
| **Base Case** | | | | | | |
| Sales | $38,300 | $41,684 | $45,436 | $49,525 | $53,982 | $58,840 |
| *% Growth* | *29.0%* | *8.8%* | *9.0%* | *9.0%* | *9.0%* | *9.0%* |
| Gross Profit | 16,721 | 18,012 | 19,633 | 21,400 | 23,326 | 25,425 |
| *% Margin* | *43.7%* | *43.2%* | *43.2%* | *43.2%* | *43.2%* | *43.2%* |
| SG&A | 14,559 | 15,864 | 17,004 | 18,238 | 19,574 | 21,021 |
| *% of Sales* | *38.0%* | *38.1%* | *37.4%* | *36.8%* | *36.3%* | *35.7%* |
| EBITDA | 3,029 | 3,101 | 3,597 | 4,130 | 4,720 | 5,372 |
| *% Margin* | *7.9%* | *7.4%* | *7.9%* | *8.3%* | *8.7%* | *9.1%* |
| Capital Expenditures | 593 | 713 | 500 | 500 | 500 | 500 |
| Depreciation & Amortization | 874 | 953 | 968 | 968 | 968 | 968 |
| **Downside Case** | | | | | | |
| Sales | $38,300 | $41,684 | $41,684 | $41,684 | $41,684 | $41,684 |
| *% Growth* | *29.0%* | *8.8%* | *0.0%* | *0.0%* | *0.0%* | *0.0%* |
| Gross Profit | 16,721 | 18,012 | 17,000 | 17,000 | 17,000 | 17,000 |
| *% Margin* | *43.7%* | *43.2%* | *40.8%* | *40.8%* | *40.8%* | *40.8%* |
| SG&A | 14,559 | 15,864 | 16,008 | 16,156 | 16,309 | 16,466 |
| *% of Sales* | *38.0%* | *38.1%* | *38.4%* | *38.8%* | *39.1%* | *39.5%* |
| EBITDA | 3,029 | 3,101 | 1,861 | 1,713 | 1,560 | 1,403 |
| *% Margin* | *7.9%* | *7.4%* | *4.5%* | *4.1%* | *3.7%* | *3.4%* |
| Capital Expenditures | 593 | 713 | 300 | 300 | 300 | 300 |
| Depreciation & Amortization | 874 | 953 | 868 | 868 | 868 | 868 |
| **Upside Case** | | | | | | |
| Sales | $38,300 | $41,684 | $47,937 | $55,127 | $63,396 | $72,906 |
| *% Growth* | *29.0%* | *8.8%* | *15.0%* | *15.0%* | *15.0%* | *15.0%* |
| Gross Profit | 16,721 | 18,012 | 20,713 | 23,820 | 27,393 | 31,502 |
| *% Margin* | *43.7%* | *43.2%* | *43.2%* | *43.2%* | *43.2%* | *43.2%* |
| SG&A | 14,559 | 15,864 | 17,668 | 19,726 | 22,074 | 24,756 |
| *% of Sales* | *38.0%* | *38.1%* | *36.9%* | *35.8%* | *34.8%* | *34.0%* |
| EBITDA | 3,029 | 3,101 | 4,014 | 5,063 | 6,288 | 7,715 |
| *% Margin* | *7.9%* | *7.4%* | *8.4%* | *9.2%* | *9.9%* | *10.6%* |
| Capital Expenditures | 593 | 713 | 500 | 500 | 500 | 500 |
| Depreciation & Amortization | 874 | 953 | 968 | 968 | 968 | 968 |

[1]	Estimate dated July 13, 2001 provided by Management

30

Discounted Cash Flow Approach

Calculation of Free Cash Flows and Valuation Matrices - Base Case 9% Sales Growth, constant gross margin

# FREE CASH FLOWS

| | Company Forecast | BNYCMI Forecast Fiscal Year Ended June 30, | | | |
|---|---|---|---|---|---|
| | 2002 | 2003 | 2004 | 2005 | 2006 |
| EBIT | $2,148 | $2,629 | $3,162 | $3,751 | $4,404 |
| Plus: Taxes | (593) | (836) | (1,265) | (1,501) | (1,761) |
| Less: Changes in Working Capital | (1,672) | (283) | (308) | (336) | (366) |
| Plus: Depreciation & Amortization | 953 | 968 | 968 | 968 | 968 |
| Less: Capital Expenditures | (713) | (500) | (500) | (500) | (500) |
| **Free Cash Flows** | **$123** | **$1,979** | **$2,057** | **$2,384** | **$2,745** |
| 2006 Forecast EBITDA | | | | | 5,372 |
| Terminal Value: Multiple of 2006 EBITDA | | | | | 7.0 x |
| Terminal Value Free Cash Flow | | | | | **37,604** |
| Total Free Cash Flows and Terminal Value | **$123** | **$1,979** | **$2,057** | **$2,384** | **$40,348** |

| | |
|---|---|
| Discount Rate | 19% |
| Present Value of Free Cash Flows | $5,060 |
| Present Value of Terminal Value | 15,758 |
| Present Value of Free Cash Flows | $20,818 |
| Fully-Diluted Shares (000s, 7/10/01) | 9,064 |

| Enterprise Value | | Discount Rate | | | | | |
|---|---|---|---|---|---|---|---|
| | | 15% | 17% | 19% | 21% | 23% | 25% |
| | 5.0 | 19,037 | 17,610 | 16,315 | 15,140 | 14,070 | 13,095 |
| | 5.5 | 20,372 | 18,835 | 17,441 | 16,175 | 15,024 | 13,975 |
| Exit Multiple | 6.0 | 21,708 | 20,060 | 18,567 | 17,211 | 15,978 | 14,855 |
| | 6.5 | 23,043 | 21,285 | 19,692 | 18,247 | 16,932 | 15,735 |
| | 7.0 | 24,379 | 22,510 | 20,818 | 19,282 | 17,886 | 16,615 |
| | 7.5 | 25,714 | 23,735 | 21,943 | 20,318 | 18,840 | 17,496 |

| Per Share Value: | | Discount Rate | | | | | |
|---|---|---|---|---|---|---|---|
| | | 15% | 17% | 19% | 21% | 23% | 25% |
| | 5.0 | 2.10 | 1.94 | 1.80 | 1.67 | 1.55 | 1.44 |
| | 5.5 | 2.25 | 2.08 | 1.92 | 1.78 | 1.66 | 1.54 |
| Exit Multiple | 6.0 | 2.40 | 2.21 | 2.05 | 1.90 | 1.76 | 1.64 |
| | 6.5 | 2.54 | 2.35 | 2.17 | 2.01 | 1.87 | 1.74 |
| | 7.0 | 2.69 | 2.48 | 2.30 | 2.13 | 1.97 | 1.83 |
| | 7.5 | 2.84 | 2.62 | 2.42 | 2.24 | 2.08 | 1.93 |

| Per Share Value Incl. $4.0 Million "Excess" Cash | | Discount Rate | | | | | |
|---|---|---|---|---|---|---|---|
| | | 15% | 17% | 19% | 21% | 23% | 25% |
| | 5.0 | 2.54 | 2.38 | 2.24 | 2.11 | 1.99 | 1.89 |
| | 5.5 | 2.69 | 2.52 | 2.37 | 2.23 | 2.10 | 1.98 |
| Exit Multiple | 6.0 | 2.84 | 2.65 | 2.49 | 2.34 | 2.20 | 2.08 |
| | 6.5 | 2.98 | 2.79 | 2.61 | 2.45 | 2.31 | 2.18 |
| | 7.0 | 3.13 | 2.92 | 2.74 | 2.57 | 2.41 | 2.27 |
| | 7.5 | 3.28 | 3.06 | 2.86 | 2.68 | 2.52 | 2.37 |

31

Discounted Cash Flow Approach

Calculation of Free Cash Flows and Valuation Matrices - Downside Case 0% Sales Growth, 15% increase in raw materials

# FREE CASH FLOWS

| | Company Forecast 2002 | BNYCMI Forecast Fiscal Year Ended June 30, 2003 | 2004 | 2005 | 2006 |
|---|---|---|---|---|---|
| EBIT | $2,148 | $992 | $844 | $692 | $534 |
| Plus: Taxes | (593) | (181) | (338) | (277) | (214) |
| Less: Changes in Working Capital | (1,672) | 92 | 0 | 0 | 0 |
| Plus: Depreciation & Amortization | 953 | 868 | 868 | 868 | 868 |
| Less: Capital Expenditures | (713) | (300) | (300) | (300) | (300) |
| **Free Cash Flows** | **$123** | **$1,472** | **$1,075** | **$983** | **$889** |
| 2006 Forecast EBITDA | | | | | 1,403 |
| Terminal Value: Multiple of 2006 EBITDA | | | | | 6.0 x |
| Terminal Value Free Cash Flow | | | | | **8,417** |
| Total Free Cash Flows and Terminal Value | **$123** | **$1,472** | **$1,075** | **$983** | **$9,306** |

| | |
|---|---|
| Discount Rate | 19% |
| Present Value of Free Cash Flows | $2,643 |
| Present Value of Terminal Value | 3,527 |
| Present Value of Free Cash Flows | $6,170 |
| Fully-Diluted Shares (000s, 7/10/01) | 9,064 |

Enterprise Value

| Exit Multiple | Discount Rate 15% | 17% | 19% | 21% | 23% | 25% |
|---|---|---|---|---|---|---|
| 5.0 | 6,418 | 5,981 | 5,582 | 5,219 | 4,887 | 4,583 |
| 5.5 | 6,767 | 6,301 | 5,876 | 5,490 | 5,136 | 4,813 |
| 6.0 | 7,115 | 6,620 | 6,170 | 5,760 | 5,385 | 5,043 |
| 6.5 | 7,464 | 6,940 | 6,464 | 6,030 | 5,634 | 5,272 |
| 7.0 | 7,813 | 7,260 | 6,758 | 6,301 | 5,884 | 5,502 |
| 7.5 | 8,161 | 7,580 | 7,052 | 6,571 | 6,133 | 5,732 |

Per Share Value:

| Exit Multiple | Discount Rate 15% | 17% | 19% | 21% | 23% | 25% |
|---|---|---|---|---|---|---|
| 5.0 | 0.71 | 0.66 | 0.62 | 0.58 | 0.54 | 0.51 |
| 5.5 | 0.75 | 0.70 | 0.65 | 0.61 | 0.57 | 0.53 |
| 6.0 | 0.79 | 0.73 | 0.68 | 0.64 | 0.59 | 0.56 |
| 6.5 | 0.82 | 0.77 | 0.71 | 0.67 | 0.62 | 0.58 |
| 7.0 | 0.86 | 0.80 | 0.75 | 0.70 | 0.65 | 0.61 |
| 7.5 | 0.90 | 0.84 | 0.78 | 0.73 | 0.68 | 0.63 |

Per Share Value Incl. $4.0 Million "Excess" Cash

| Exit Multiple | Discount Rate 15% | 17% | 19% | 21% | 23% | 25% |
|---|---|---|---|---|---|---|
| 5.0 | 1.15 | 1.10 | 1.06 | 1.02 | 0.98 | 0.95 |
| 5.5 | 1.19 | 1.14 | 1.09 | 1.05 | 1.01 | 0.97 |
| 6.0 | 1.23 | 1.17 | 1.12 | 1.08 | 1.04 | 1.00 |
| 6.5 | 1.26 | 1.21 | 1.15 | 1.11 | 1.06 | 1.02 |
| 7.0 | 1.30 | 1.24 | 1.19 | 1.14 | 1.09 | 1.05 |
| 7.5 | 1.34 | 1.28 | 1.22 | 1.17 | 1.12 | 1.07 |

32

Discounted Cash Flow Approach

Calculation of Free Cash Flows and Valuation Matrices - Upside Case 0% Sales Growth, 15% increase in raw materials

## FREE CASH FLOWS

| | Company Forecast | BNYCMI Forecast Fiscal Year Ended June 30, | | | |
|---|---|---|---|---|---|
| | 2002 | 2003 | 2004 | 2005 | 2006 |
| EBIT | $2,148 | $3,045 | $4,095 | $5,320 | $6,747 |
| Plus: Taxes | (593) | (1,002) | (1,638) | (2,128) | (2,699) |
| Less: Changes in Working Capital | (1,672) | (471) | (542) | (623) | (716) |
| Plus: Depreciation & Amortization | 953 | 968 | 968 | 968 | 968 |
| Less: Capital Expenditures | (713) | (500) | (500) | (500) | (500) |
| **Free Cash Flows** | **$123** | **$2,040** | **$2,384** | **$3,037** | **$3,800** |
| 2006 Forecast EBITDA | | | | | 7,715 |
| Terminal Value: Multiple of 2006 EBITDA | | | | | 7.0 x |
| Terminal Value Free Cash Flow | | | | | **54,004** |
| Total Free Cash Flows and Terminal Value | **$123** | **$2,040** | **$2,384** | **$3,037** | **$57,804** |

| | |
|---|---|
| Discount Rate | 19% |
| Present Value of Free Cash Flows | $6,065 |
| Present Value of Terminal Value | 22,631 |
| Present Value of Free Cash Flows | $28,696 |
| Fully-Diluted Shares (000s, 7/10/01) | 9,064 |

Enterprise Value

| | | Discount Rate | | | | | |
|---|---|---|---|---|---|---|---|
| | | 15% | 17% | 19% | 21% | 23% | 25% |
| | 5.0 | 26,021 | 24,032 | 22,230 | 20,595 | 19,108 | 17,754 |
| | 5.5 | 27,939 | 25,791 | 23,846 | 22,082 | 20,478 | 19,018 |
| **Exit** | 6.0 | 29,857 | 27,551 | 25,463 | 23,569 | 21,848 | 20,282 |
| **Multiple** | 6.5 | 31,774 | 29,310 | 27,079 | 25,056 | 23,218 | 21,546 |
| | 7.0 | 33,692 | 31,070 | 28,696 | 26,543 | 24,588 | 22,810 |
| | 7.5 | 35,610 | 32,829 | 30,312 | 28,031 | 25,959 | 24,074 |

Per Share Value:

| | | Discount Rate | | | | | |
|---|---|---|---|---|---|---|---|
| | | 15% | 17% | 19% | 21% | 23% | 25% |
| | 5.0 | 2.87 | 2.65 | 2.45 | 2.27 | 2.11 | 1.96 |
| | 5.5 | 3.08 | 2.85 | 2.63 | 2.44 | 2.26 | 2.10 |
| **Exit** | 6.0 | 3.29 | 3.04 | 2.81 | 2.60 | 2.41 | 2.24 |
| **Multiple** | 6.5 | 3.51 | 3.23 | 2.99 | 2.76 | 2.56 | 2.38 |
| | 7.0 | 3.72 | 3.43 | 3.17 | 2.93 | 2.71 | 2.52 |
| | 7.5 | 3.93 | 3.62 | 3.34 | 3.09 | 2.86 | 2.66 |

Per Share Value Incl. $4.0 Million "Excess" Cash

| | | Discount Rate | | | | | |
|---|---|---|---|---|---|---|---|
| | | 15% | 17% | 19% | 21% | 23% | 25% |
| | 5.0 | 3.31 | 3.09 | 2.89 | 2.71 | 2.55 | 2.40 |
| | 5.5 | 3.52 | 3.29 | 3.07 | 2.88 | 2.70 | 2.54 |
| **Exit** | 6.0 | 3.74 | 3.48 | 3.25 | 3.04 | 2.85 | 2.68 |
| **Multiple** | 6.5 | 3.95 | 3.68 | 3.43 | 3.21 | 3.00 | 2.82 |
| | 7.0 | 4.16 | 3.87 | 3.61 | 3.37 | 3.15 | 2.96 |
| | 7.5 | 4.37 | 4.06 | 3.79 | 3.53 | 3.31 | 3.10 |

33

Discounted Cash Flow Approach

Implied Value of Lincoln Based on Discounted Cash Flow

>>	Terminal value multiples were selected for different sales growth and margin projections to reflect market valuation premiums/discounts based on Company performance.

>>	The following tables display the per share values for our three cases (adjusted for Excess Cash) assuming differing terminal multiples and discount rates.

>>	Based on the Discounted Cash Flow approach, the per share values of Lincoln range from $1.05 in the downside case at a 5.5x terminal EBITDA multiple and a 21% discount rate, to $4.06 in the upside case at a 7.5x terminal EBITDA multiple and a 17% discount rate.

>>	BNYCMI relied most heavily on the Base Case, as this case is consistent with historical results and Management's expectations of steady-state expenses and required investment for the Company.

•	Based on the highlighted range of the Base Case adjusted for Excess Cash, the per share value of Lincoln is $2.45 to $3.06.

34

Valuation Conclusion

>>	After considering the appropriateness of each of the valuation approaches used in this analysis, BNYCMI determined a range of values for Lincoln.

>>	The following table displays the range of values for Lincoln:

35

Minority Interest Transactions

Selection Criteria

>>	We searched SDC Platinum database to generate a list of all transactions completed since January 1, 2000 involving U.S. publicly-traded entities where an owner of over 50% of the outstanding stock acquired the remaining shares of the company.

>>	The search yielded 25 transactions.

>>	We reviewed press releases and the trading history for each of the transactions to produce a more complete analysis of these transactions.

>>	These transactions were further reduced to eliminate transactions in which recent news had precipitated a significant change in price of the target.

>>	Premiums paid to stock prices prior to announcement were then calculated for all remaining transactions.

36

Minority Interest Transactions

Selected Completed Transactions

37

Minority Interest Transactions

Selected Announced (Not Completed) Transactions

>>	We also searched the SDC Platinum database to generate a list of all transactions announced since January 1, 2001 involving U.S. publicly-traded entities where an owner of over 50% of the outstanding stock sought to acquire the remaining shares of the company.

>>	The search yielded 11 announced transactions.

>>	We determined that the premiums from these announced transactions were not appropriate for analysis due to the fact that none of these transactions have closed.

38

Minority Interest Transactions

Conclusions

Based on a review of transactions involving a majority shareholder purchasing a remaining interest completed in the period January 1, 2000 to July 13, 2001, we conclude:

•	100% of transactions were completed at a premium to the stock price 4 weeks prior to the announcement of the transaction.

•	The median premia were 38%, 29% and 22% based on the difference of the announced offer price to the closing price of the target 4 weeks, 1 week and 1 day prior to the announcement of a transaction, respectively.

•	The 4 weeks, 1 week and 1 day premia associated with the Proposed Transaction are 27%, 27% and 17%, respectively.

•	The premia of the Proposed Transaction are consistent with those of the selected Minority Interest Transactions, although precise determination of premia is difficult given the limited and sporadic trading of the Company’s common stock.

39

Conclusion

>>	Based on weighting of 75% for the Comparative Companies and 25% for the Discounted Cash Flow Approach, shares of the Company's common stock representing a minority interest have a fair market value in the range of $1.98 to $2.84.

>>	The price per share at which the Proposed Transaction is expected to be concluded, $3.50, falls well above the high end of the "fair" range.

>>	The Proposed Transaction premium of 27% to the stock price of $2.75 four weeks prior to the date of this report represents a sufficient premium consistent with the median premium of 38% in recent minority interest transactions.

>>	As a result of the above observations, we conclude that the Proposed Transaction is fair from a financial point of view to the Company's Public Shareholders.

40

Appendix A: Lincoln Snacks Estimated Monthly Financials - Fiscal 2001

41

Appendix A: Lincoln Snacks Estimated Monthly Financials - Fiscal 2001

Lincoln Snacks Company

Monthly Income Statement
For the Period Ended 6/30/01
Latest Preliminary Estimate as of 7/13/01

	Jul '00 Actual	Aug '00 Actual	Sep '00 Actual	**Q1**	Oct '00 Actual	Nov '00 Actual	Dec '00 Actual	**Q2**	Jan '01 Actual	Feb '01 Actual	Mar '01 Actual	**Q3**	Apr '01 Actual	May '01 Actual	Jun '01 Estimate	**Q4**	**2001 TTL Estimate**
Sales	$1,538	$4,298	$3,491	**$9,327**	$4,941	$3,633	$3,778	**$12,352**	$2,229	$3,103	$3,355	**$8,687**	$2,679	$2,488	$3,323	**$8,490**	**$38,856**
Returns		10	1	**11**	2	7	3	**12**	(2)	7	5	**10**	4	(4)	7	**7**	**40**
Cash Discounts	17	60	53	**130**	64	51	53	**168**	22	38	45	**105**	27	37	49	**113**	**516**
Net Sales	1,521	4,228	3,437	**9,186**	4,875	3,575	3,722	**12,172**	2,209	3,058	3,305	**8,572**	2,648	2,455	3,267	**8,370**	**38,300**
Cost of Sales @ Std.	782	1,898	1,672	**4,352**	2,268	1,746	1,753	**5,767**	1,101	1,505	1,650	**4,256**	1,237	1,148	1,560	**3,945**	**18,320**
Absorbed Var.	12	(11)	17	**18**	(49)	(2)	(1)	**(52)**	10	10	(8)	**12**	(17)	(22)	1	**(38)**	**(60)**
PPV	(61)	(59)	(70)	**(190)**	(129)	(74)	(9)	**(212)**	(40)	(81)	(35)	**(156)**	4	(15)	23	**12**	**(546)**
Operating Var.	2	(2)	1	**1**	10	30	8	**48**		(6)	(1)	**(7)**	(13)	1	(20)	**(32)**	**10**
Inv. Reval.	(5)		(11)	**(16)**			(16)	**(16)**	(2)			**(2)**		(1)	1	**-**	**(34)**
Spoils	12	17	25	**54**	17	20	23	**60**	25	27	24	**76**	40	34	33	**107**	**297**
Fixed Factory	237	234	247	**718**	232	233	276	**741**	247	295	282	**824**	209	242	218	**669**	**2,952**
Depreciation	55	56	57	**168**	57	57	57	**171**	58	60	59	**177**	61	60	3	**124**	**640**
Cost of Sales Total	1,034	2,133	1,938	**5,105**	2,406	2,010	2,091	**6,507**	1,399	1,810	1,971	**5,180**	1,521	1,447	1,819	**4,787**	**21,579**
Gross Margin	487	2,095	1,499	**4,081**	2,469	1,565	1,631	**5,665**	810	1,248	1,334	**3,392**	1,127	1,008	1,448	**3,583**	**16,721**
Freight	86	175	175	**436**	259	199	213	**671**	139	158	219	**516**	157	182	214	**553**	**2,176**
V.Whse				**-**				**-**				**-**		18	17	**35**	**35**
Fixed Whse	39	41	46	**126**	40	42	42	**124**	45	44	45	**134**	42	43	44	**129**	**513**
Commissions	27	51	68	**146**	114	97	62	**273**	52	41	76	**169**	60	59	56	**175**	**763**
Royalties	3	8	5	**16**	5	7	10	**22**	8	8	10	**26**	7	8	10	**25**	**89**
Variable Trade	82	603	378	**1,063**	578	310	424	**1,312**	168	351	305	**824**	211	203	278	**692**	**3,891**
MDF/Slotting	80	318	174	**572**	342	331	358	**1,031**	256	171	254	**681**	201	172	190	**563**	**2,847**
Fixed Marketing	49	53	200	**302**	38	31	263	**332**	60	121	92	**273**	307	46	83	**436**	**1,343**
Selling	71	83	141	**295**	78	87	135	**300**	83	92	125	**300**	84	92	137	**313**	**1,208**
Selling Total	437	1,332	1,187	**2,956**	1,454	1,104	1,507	**4,065**	811	986	1,126	**2,923**	1,069	823	1,029	**2,921**	**12,865**
G & A	74	90	180	**344**	93	89	135	**317**	96	90	221	**407**	86	83	230	**399**	**1,467**
Amortization	18	18	18	**54**	18	18	18	**54**	20	20	20	**60**	19	20	20	**59**	**227**
G & A Total	92	108	198	**398**	111	107	153	**371**	116	110	241	**467**	105	103	250	**458**	**1,694**
Operating Income	(42)	655	114	**727**	904	354	(29)	**1,229**	(117)	152	(33)	**2**	(47)	82	169	**204**	**2,162**
Interest	(23)	(21)	(17)	**(61)**	(19)	(19)	(31)	**(69)**	(33)	(23)	(27)	**(83)**	(19)	(14)	(12)	**(45)**	**(258)**
Other	-	-	-	**-**	-	-	-	**-**	-	-	(21)	**(21)**	-	(22)	(1)	**(23)**	**(44)**
Net Income B. Tax	(19)	676	131	**788**	923	373	2	**1,298**	(84)	175	15	**106**	(28)	118	182	**272**	**2,464**
Taxes	10	10	12	**32**	10	10	81	**101**	27	27	(47)	**7**			240	**240**	**380**
Net Income	(29)	666	119	**756**	913	363	(79)	**1,197**	(111)	148	62	**99**	(28)	118	(58)	**32**	**2,084**

42

Appendix A: Lincoln Snacks Estimated Monthly Financials - Fiscal 2001

**Lincoln Snacks Company**

Monthly Statement of Cash Flows
For the Period Ended 6/30/01
Latest Preliminary Estimate as of 7/13/01

| | Jul '00 Actual | Aug '00 Actual | Sep '00 Actual | **Q1** | Oct '00 Actual | Nov '00 Actual | Dec '00 Actual | **Q2** | Jan '01 Actual | Feb '01 Actual | Mar '01 Actual | **Q3** | Apr '01 Actual | May '01 Actual | Jun '01 Estimate | **Q4** |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Net Income (Loss) | $ (29) | $ 666 | $ 119 | **$ 756** | $ 913 | $ 363 | $ (79) | **$ 1,197** | $ (111) | $ 148 | $ 62 | **$ 99** | $ (28) | $ 118 | $ (58) | **$ 32** |
| Adjustments to reconcile Net Income (loss) to cash provided by operations: | | | | | | | | | | | | | | | | |
| Depreciation | 54 | 57 | 56 | **167** | 57 | 57 | 57 | **171** | 58 | 60 | 60 | **178** | 60 | 60 | 3 | **123** |
| Amortization | 18 | 19 | 18 | **55** | 19 | 19 | 18 | **56** | 21 | 20 | 21 | **62** | 21 | 20 | 21 | **62** |
| Provision for losses on AR | | | | - | | | | - | | | | - | | | | - |
| and cash discounts | 1 | 42 | (5) | **38** | 21 | (11) | (10) | - | (27) | 15 | (1) | **(13)** | (10) | 1 | (4) | **(13)** |
| Earnings Before Dep, Amort | 44 | 784 | 188 | **1,016** | 1,010 | 428 | (14) | **1,424** | (59) | 243 | 142 | **326** | 43 | 199 | (38) | **204** |
| Changes in Assets & Liabilities | | | | | | | | | | | | | | | | |
| Accounts Receivables | (65) | (2,210) | 242 | **(2,033)** | (1,809) | 294 | 1,100 | **(415)** | 1,619 | (789) | 211 | **1,041** | 65 | 89 | 65 | **219** |
| Inventory | (485) | 91 | (464) | **(858)** | 659 | 723 | 266 | **1,648** | (199) | (309) | (63) | **(571)** | (379) | (481) | (259) | **(1,119)** |
| Accounts Payable&Accruals | 209 | (57) | 75 | **227** | (55) | (417) | 185 | **(287)** | 99 | 383 | (83) | **399** | (48) | (38) | (8) | **(94)** |
| Taxes Payable | 10 | 7 | 11 | **28** | 10 | 7 | 51 | **68** | 27 | 27 | (326) | **(272)** | (3) | (6) | 201 | **192** |
| Promotion Accruals | 43 | 203 | 184 | **430** | 167 | (94) | 189 | **262** | (153) | 13 | (160) | **(300)** | 144 | (192) | (377) | **(425)** |
| Interest Payable | 25 | 25 | 26 | **76** | (51) | 25 | (50) | **(76)** | 25 | 25 | (50) | - | 25 | 25 | (50) | - |
| Other Assets&Accruals | (87) | 13 | 5 | **(69)** | 7 | 3 | 4 | **14** | 4 | 24 | 10 | **38** | (1) | 3 | 8 | **10** |
| Changes in assets & Liab | (350) | (1,928) | 79 | **(2,199)** | (1,072) | 541 | 1,745 | **1,214** | 1,422 | (626) | (461) | **335** | (197) | (600) | (420) | **(1,217)** |
| Net Cash provided(used) in Operations | (306) | (1,144) | 267 | **(1,183)** | (62) | 969 | 1,731 | **2,638** | 1,363 | (383) | (319) | **661** | (154) | (401) | (458) | **(1,013)** |
| Investing : | | | | | | | | | | | | | | | | |
| Capital Expenditures | - | (63) | (144) | **(207)** | (149) | (8) | (71) | **(228)** | 168 | (34) | (133) | **1** | (53) | (48) | (58) | **(159)** |
| Irq Payment | - | - | - | - | - | - | (175) | **(175)** | - | - | - | - | - | - | - | - |
| Total Investing used | - | (63) | (144) | **(207)** | (149) | (8) | (246) | **(403)** | 168 | (34) | (133) | **1** | (53) | (48) | (58) | **(159)** |
| Financing: | | | | | | | | | | | | | | | | |
| Addit. Paid in Capital B.P. III | - | - | - | - | - | - | - | - | - | - | - | - | - | - | 3,069 | **3,069** |
| Brynwood note | - | - | - | - | - | - | - | - | - | - | - | - | - | - | (5,000) | **(5,000)** |
| Total Financing Provided | - | - | - | - | - | - | - | - | - | - | - | - | - | - | (1,931) | **(1,931)** |
| Total Incr(Decr) Cash | $ (306) | $ (1,207) | $ 123 | **(1,390)** | $ (211) | $ 961 | $ 1,485 | **2,235** | $ 1,531 | $ (417) | $ (452) | **662** | $ (207) | $ (449) | $ (2,447) | **(3,103)** |
| Cash Beginning of Month | $ 9,732 | $ 9,426 | $ 8,219 | | $ 8,342 | $ 8,131 | $ 9,092 | | $ 10,577 | $ 12,108 | $ 11,691 | | $ 11,239 | $ 11,032 | $ 10,583 | |
| Cash End of Month | $ 9,426 | $ 8,219 | $ 8,342 | | $ 8,131 | $ 9,092 | $ 10,577 | | $ 12,108 | $ 11,691 | $ 11,239 | | $ 11,032 | $ 10,583 | $ 8,136 | |

43

Appendix A: Lincoln Snacks Monthly Budgets - 2002E

Lincoln Snacks Company
Projected Monthly Balance Sheets for Fiscal Year ended 6/30/02
Latest Preliminary Estimate as of 7/13/01

	Jun '01 Preliminary	Jul '01 Budget	Aug '01 Budget	Sep '01 Budget	Oct '01 Budget	Nov '01 Budget	Dec '01 Budget	Jan '02 Budget	Feb '02 Budget	Mar '02 Budget	Apr '02 Budget	May '02 Budget	Jun '02 Budget
CURRENT ASSETS:													
CASH	$ 8,142	$ 5,972	$ 5,479	$ 4,370	$ 3,555	$ 5,331	$ 7,155	$ 6,886	$ 7,328	$ 7,038	$ 7,434	$ 7,814	$ 8,414
ACCOUNTS RECEIVABLE	3,112	4,040	3,916	5,501	7,894	7,372	5,583	4,532	4,489	4,318	4,270	4,001	3,401
ALLOW. FOR DOUBTFUL ACCTS.	(408)	(414)	(402)	(423)	(448)	(426)	(390)	(352)	(344)	(331)	(322)	(307)	(301)
NET ACCOUNTS RECEIVABLE	2,704	3,626	3,514	5,078	7,446	6,945	5,192	4,179	4,145	3,986	3,947	3,693	3,099
INVENTORY	3,422	3,587	4,711	4,958	3,864	2,657	2,315	3,565	3,497	4,107	4,493	3,825	4,038
PREPAIDS & OTHER ASSETS	-	-	-	-	-	-	-	-	-	-	-	-	-
TOTAL CURRENT ASSETS	14,268	13,185	13,704	14,406	14,865	14,933	14,662	14,630	14,970	15,131	15,874	15,332	15,551
OTHER NON CURRENT ASSETS	15	15	15	15	15	15	15	15	15	15	15	15	15
FIXED ASSETS:	8,120	8,220	8,320	8,481	8,501	8,521	8,545	8,595	8,645	8,693	8,743	8,793	8,833
LESS: ACCUMULATED DEPR.	(4,436)	(4,496)	(4,556)	(4,616)	(4,676)	(4,736)	(4,796)	(4,856)	(4,916)	(4,976)	(5,036)	(5,096)	(5,156)
TOTAL NET FIXED ASSETS	3,684	3,724	3,764	3,865	3,825	3,785	3,749	3,739	3,729	3,717	3,707	3,697	3,677
INTANGIBLE ASSETS	4,674	4,674	4,674	4,674	4,674	4,674	4,674	4,674	4,674	4,674	4,674	4,674	4,674
LESS: ACCUM. AMORTIZATION	(1,371)	(1,391)	(1,411)	(1,431)	(1,451)	(1,471)	(1,490)	(1,510)	(1,530)	(1,550)	(1,570)	(1,590)	(1,604)
NET INTANGIBLES	3,303	3,283	3,263	3,243	3,223	3,203	3,184	3,164	3,144	3,124	3,104	3,084	3,070
TOTAL ASSETS	**$ 21,270**	**$ 20,207**	**$ 20,746**	**$ 21,529**	**$ 21,928**	**$ 21,936**	**$ 21,610**	**$ 21,548**	**$ 21,858**	**$ 21,987**	**$ 22,700**	**$ 22,128**	**$ 22,313**
CURRENT LIABILITIES:													
CURRENT PORTION OF TERM	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Short Term Debt - Brynwood	-	-	-	-	-	-	-	-	-	-	-	-	-
AP & OTHER ACCRUALS	2,704	1,582	2,039	3,072	2,107	1,233	1,194	1,180	1,273	1,695	2,218	1,679	2,164
OTHER LIAB.	-	-	-	-	-	-	-	-	-	-	-	-	-
DEFERRED GAIN - S.T.	13	13	13	13	13	13	13	13	13	13	13	13	13
ACCRUED INTEREST	-	-	-	-	-	-	-	-	-	-	-	-	-
ACCRUED ADVERT. & TRADE	1,955	1,944	1,934	1,924	1,914	1,904	1,892	1,883	1,873	1,863	1,853	1,843	1,834
ACCRUED TAXES	70	91	119	(82)	333	602	391	379	448	234	294	287	71
ACCRUED EXPENSES	-	-	-	-	-	-	-	-	-	-	-	-	-
TOTAL CURRENT LIABILITIES	4,742	3,630	4,105	4,927	4,367	3,752	3,490	3,455	3,607	3,805	4,378	3,822	4,082
DEFERRED GAIN - L.T.	64	64	64	64	64	64	64	64	64	64	64	64	64
BRYNWOOD NOTE	-	-	-	-	-	-	-	-	-	-	-	-	-
TOTAL LONG TERM LIABILITIES	64	64	64	64	64	64	64	64	64	64	64	64	64
TOTAL LIABILITES	4,806	3,694	4,169	4,991	4,431	3,816	3,554	3,519	3,671	3,869	4,442	3,886	4,146
SHAREHOLDERS EQUITY:													
NET PROFIT(LOSS)	(58)	49	64	(39)	959	623	(64)	(27)	158	(69)	140	(16)	(75)
COMMON STOCK	87	87	87	87	87	87	87	87	87	87	87	87	87
TREASURY STOCK	(26)	(26)	(26)	(26)	(26)	(26)	(26)	(26)	(26)	(26)	(26)	(26)	(26)
PAID IN CAPITAL	21,058	21,058	21,058	21,058	21,058	21,058	21,058	21,058	21,058	21,058	21,058	21,058	21,058
RETAINED EARNINGS	(4,597)	(4,655)	(4,606)	(4,542)	(4,581)	(3,622)	(2,999)	(3,063)	(3,090)	(2,932)	(3,001)	(2,861)	(2,877)
TOTAL SHAREHOLDERS EQUITY	16,464	16,513	16,577	16,538	17,497	18,120	18,056	18,029	18,187	18,118	18,258	18,242	18,167
TOTAL EQUITY & LIABILITIES	**$ 21,270**	**$ 20,207**	**$ 20,746**	**$ 21,529**	**$ 21,928**	**$ 21,936**	**$ 21,610**	**$ 21,548**	**$ 21,858**	**$ 21,987**	**$ 22,700**	**$ 22,128**	**$ 22,313**

44

Appendix A: Lincoln Snacks Monthly Budgets - 2002E

Lincoln Snacks Company

Projected Monthly Income Statements or the Period Ended 6/30/02

Latest Preliminary Estimate as of 7/13/01

	Jul '01 Budget	Aug '01 Budget	Sep '01 Budget	Q1	Oct '01 Budget	Nov '01 Budget	Dec '01 Budget	Q2	Jan '02 Budget	Feb '02 Budget	Mar '02 Budget	Q3	Apr '02 Budget	May '02 Budget	Jun '02 Budget	Q4	Budget TTL FY 2002
Sales	$2,275	$2,643	$4,685	$9,603	$6,576	$5,055	$4,072	$15,703	$2,696	$3,296	$2,920	$8,912	$2,978	$2,542	$2,538	$8,058	$42,276
Returns	3	3	3	9	3	3	3	9	3	3	3	9	3	3	3	9	36
Cash Discounts	28	33	62	123	87	71	55	213	34	44	37	115	40	33	32	105	556
Net Sales	2,244	2,607	4,620	9,471	6,486	4,981	4,014	15,481	2,659	3,249	2,880	8,788	2,935	2,506	2,503	7,944	41,684
																	-
Cost of Sales	1,119	1,274	2,186	4,579	2,908	2,343	1,805	7,056	1,277	1,528	1,354	4,159	1,370	1,234	1,184	3,788	19,582
Absorbed Var.	3	9		12	(44)	(30)	14	(60)	12	12	13	37	19	6	35	60	49
PPV				-		(38)	(48)	(86)				-		(15)		(15)	(101)
Operating Var.	1	2	4	7	5	4	6	15	2	7	1	10	1	2	1	4	36
Inv. Reval.	(11)	(1)	(1)	(13)			(3)	(3)				-				-	(16)
Spoils	14	16	32	62	48	38	30	116	18	23	20	61	21	17	16	54	293
Fixed Factory	242	246	277	765	236	271	243	750	287	313	313	913	243	221	217	681	3,109
Depreciation	60	60	60	180	60	60	60	180	60	60	60	180	60	60	60	180	720
Cost of Sales Total	1,428	1,606	2,558	5,592	3,213	2,648	2,107	7,968	1,656	1,943	1,761	5,360	1,714	1,525	1,513	4,752	23,672
Gross Margin	816	1,001	2,062	3,879	3,273	2,333	1,907	7,513	1,003	1,306	1,119	3,428	1,221	981	990	3,192	18,012
Freight	150	165	271	586	338	283	213	834	166	182	186	534	183	159	156	498	2,452
V.Whse	6	6	8	20	6	6	8	20	6	6	8	20	6	6	8	20	80
Fixed Whse	42	42	44	128	40	39	45	124	45	44	46	135	43	46	44	133	520
Commissions	47	49	75	171	136	101	73	310	52	49	63	164	65	55	51	171	816
Royalties	6	6	5	17	5	6	7	18	7	7	6	20	6	8	6	20	75
Variable Trade	180	243	495	918	770	511	465	1,746	239	360	284	883	317	214	230	761	4,308
MDF/Slotting	105	144	461	710	390	286	623	1,299	139	191	244	574	187	123	211	521	3,104
Fixed Marketing	45	79	438	562	36	29	308	373	202	57	35	294	42	219	38	299	1,528
Selling	90	88	141	319	89	92	134	315	92	92	125	309	89	92	128	309	1,252
Selling Total	671	822	1,938	3,431	1,810	1,353	1,876	5,039	948	988	997	2,933	938	922	872	2,732	14,135
G & A	79	92	185	356	93	91	129	313	97	95	226	418	87	86	236	409	1,496
Amortization	20	20	20	60	20	20	19	59	20	20	20	60	20	20	14	54	233
G & A Total	99	112	205	416	113	111	148	372	117	115	246	478	107	106	250	463	1,729
Other	-	-	-		-	-	-		-	-	-		-	-	-		-
Operating Income	46	67	(81)	32	1,350	869	(117)	2,102	(62)	203	(124)	17	176	(47)	(132)	(3)	2,148
Interest	(24)	(24)	(25)	(73)	(24)	(24)	(25)	(73)	(24)	(24)	(25)	(73)	(24)	(24)	(25)	(73)	(292)
Other	-	-	-		-	-	-		-	-	-		-	-	-		
Net Income B. Tax	70	91	(56)	105	1,374	893	(92)	2,175	(38)	227	(99)	90	200	(23)	(107)	70	2,440
Taxes	21	27	(17)	31	415	270	(28)	657	(11)	69	(30)	28	60	(7)	(32)	21	737
Net Income	49	64	(39)	74	959	623	(64)	1,518	(27)	158	(69)	62	140	(16)	(75)	49	1,703

45

Appendix A: Lincoln Snacks Monthly Budgets - 2002E

**Lincoln Snacks Company**
Projected Monthly Statements of Cash Flow for the Period Ended 6/30/02
Latest Preliminary Estimate as of 7/13/01

| | Jul '01 Budget | Aug '01 Budget | Sep '01 Budget | **Q1** | Oct '01 Budget | Nov '01 Budget | Dec '01 Budget | **Q2** | Jan '02 Budget | Feb '02 Budget | Mar '02 Budget | **Q3** | Apr '02 Budget | May '02 Budget | Jun '02 Budget | **Q4** |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Net Income (Loss) | $49 | $64 | ($39) | **$74** | $959 | $623 | ($64) | **$1,518** | ($27) | $158 | ($69) | **$62** | $140 | ($16) | ($75) | **$49** |
| Adjustments to reconcile Net Income(loss) to cash provided by operations | | | | | | | | | | | | | | | | |
| Depreciation | 60 | 60 | 60 | **180** | 60 | 60 | 60 | **180** | 60 | 60 | 60 | **180** | 60 | 60 | 60 | **180** |
| Amortization | 20 | 20 | 20 | **60** | 20 | 20 | 19 | **59** | 20 | 20 | 20 | **60** | 20 | 20 | 14 | **54** |
| Provision for losses on AR and cash discounts | 6 | (12) | 21 | **15** | 24 | (22) | (36) | **(34)** | (38) | (9) | (12) | **(59)** | (10) | (15) | (6) | **(31)** |
| Earnings Before Dep, Amort | 135 | 132 | 62 | **329** | 1,063 | 681 | (21) | **1,723** | 15 | 229 | (1) | **243** | 210 | 49 | (7) | **252** |
| Changes in Assets & Liabilities | | | | | | | | | | | | | | | | |
| Accounts Receivables | (928) | 124 | (1,585) | **(2,389)** | (2,393) | 522 | 1,789 | **(82)** | 1,051 | 43 | 171 | **1,265** | 48 | 269 | 600 | **917** |
| Inventory | (165) | (1,124) | (247) | **(1,536)** | 1,095 | 1,207 | 342 | **2,644** | (1,251) | 68 | (610) | **(1,793)** | (387) | 668 | (213) | **68** |
| Accounts Payable & Accruals | (1,122) | 457 | 1,033 | **368** | (965) | (874) | (39) | **(1,878)** | (13) | 93 | 422 | **502** | 524 | (539) | 485 | **470** |
| Taxes Payable | 21 | 27 | (201) | **(153)** | 415 | 270 | (212) | **473** | (11) | 69 | (214) | **(156)** | 60 | (7) | (216) | **(163)** |
| Promotion Accruals | (11) | (10) | (10) | **(31)** | (10) | (10) | (12) | **(32)** | (9) | (10) | (10) | **(29)** | (10) | (10) | (9) | **(29)** |
| Interest Payable | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - |
| Other Assets & Accruals | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - |
| Changes in assets & liabilities | (2,205) | (526) | (1,010) | **(3,741)** | (1,858) | 1,115 | 1,868 | **1,125** | (233) | 263 | (241) | **(211)** | 235 | 381 | 647 | **1,263** |
| Net Cash provided(used) in Operations | (2,070) | (394) | (948) | **(3,412)** | (795) | 1,796 | 1,847 | **2,848** | (218) | 492 | (242) | **32** | 445 | 430 | 640 | **1,515** |
| Investing : | | | | | | | | | | | | | | | | |
| Capital Expenditures | (100) | (100) | (161) | **(361)** | (20) | (20) | (24) | **(64)** | (50) | (50) | (48) | **(148)** | (50) | (50) | (40) | **(140)** |
| Irq Payment | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - | - |
| Total Investing used | (100) | (100) | (161) | **(361)** | (20) | (20) | (24) | **(64)** | (50) | (50) | (48) | **(148)** | (50) | (50) | (40) | **(140)** |
| Total Incr(Decr) Cash | $ (2,170) | $ (494) | $ (1,109) | **($3,773)** | $ (815) | $ 1,776 | $ 1,823 | **$2,784** | $ (268) | $ 442 | $ (290) | **($116)** | $ 395 | $ 380 | $ 600 | **$1,375** |
| Cash Beginning of Month | $8,142 | $5,972 | $5,478 | | $4,369 | $3,554 | $5,330 | | $7,153 | $6,885 | $7,327 | | $7,037 | $7,432 | $7,812 | |
| Cash End of Month | $5,972 | $5,478 | $4,369 | | $3,554 | $5,330 | $7,153 | | $6,885 | $7,327 | $7,037 | | $7,432 | $7,812 | $8,412 | |

46

Appendix B: BNYCMI Calculation of Excess Cash

>>	Based on the Cash Balance in October, the month in which working capital is highest, BNYCMI determined that any cash balance at this time is excess cash.

>>	The October Cash Balance is approximately $4.0 million.

>>	BNYCMI also analyzed working capital requirements for the year ended June 30, 2001.

•	After giving effect to the cash implications of the Brynwood Note conversion, and increased balances of working capital required as the Company grows, the $4.0 million of excess cash is commensurate with historical cash and working capital needs.

47

Appendix C: Capital Asset Pricing Model ("CAPM")

($ and share amounts in millions, except per share data)

	LNCE	SNAK	SHD	JBSS	JJSF	GLDC	SNAX
Current Share Price	$ 13.02	$ 3.40	$ 4.55	$ 5.25	$ 23.31	$ 4.14	$ 3.00
Common Shares Outstanding	29.0	15.0	3.7	9.1	8.5	11.9	8.6
Common Share Equivalents	0.0	2.6	0.0	0.0	0.5	0.0	0.5
Fully Diluted Shares Outstanding	29.0	17.6	3.7	9.2	9.0	11.9	9.1
Market Value of Equity	377.4	60.0	16.9	48.2	209.7	49.4	27.2
Value of Preferred Stock	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total Debt	65.9	12.2	3.7	105.9	53.6	4.2	0.0
Two Year Weekly "Raw", Levered Beta (vs. S&P 500) = B_e through 07/27/2001	-0.01	-0.06	0.13	0.23	0.26	0.15	-4.040 [1]
$B_u = B_e * (E / (E+D))$	-0.01	-0.05	0.11	0.07	0.21	0.14	-4.040
Average unlevered Beta = Beta of Equity for Company (no debt)	0.08						

CAPM: $R_e = R_f + B(R_m - R_f)$

R_f =	4.6%	As of 7/27/01
$(R_m - R_f)$ =	10.4%	[2]
R_e =	5.4%	
Assuming Beta = 1.0: R_e =	15.0%	

Where:

B_u = Unlevered Beta
B_e = Equity (Levered) Beta
E = Market Value of Equity
D = Value of Debt
R_e = Return on Equity
R_f = Risk Free Rate, as defined by 5 year US Treasuries
$(R_m - R_f)$ = Market Premium for Equity Risk

(1) Lincoln's Beta is not included in the unlevering calculations given its delisting and limited trading volume.
(2) Source: Ibbotson Associates "Stocks, Bonds, Bills and Inflation - Valuation Edition, 2001 Yearbook. Long-horizon expected equity risk premium of 10.4% is equal to: (Large company stock total returns minus government bond income total returns minus long-term returns) 7.8%, plus the micro-cap premium of 2.6%.

48